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VIA FAX
-------

Mr. Matt Franker
Staff Attorney
Division of Corporation Finance
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

        Re:  Builders FirstSource, Inc.
             Amendment No. 3 to Registration Statement on Form S-1, filed May 26, 2005
             SEC File No. 333-122788
             -----------------------

Dear Mr. Franker:

        On behalf of Builders FirstSource, Inc. (the "Company"), we submit this letter to respond to the Staff's Comments in the letter from Ms. Jennifer Hardy to Donald F. McAleenan dated as of the date hereof, with respect to the above-referenced filing.

        As discussed today, attached for the supplemental review of the Staff is amended disclosure in response to the Staff's Comments referenced above.

        Upon review of the attached, kindly call the undersigned at (212) 735-3129. Facsimile transmissions may be made to the undersigned at (302) 651-3001.

                                                        Very truly yours,

                                                        /s/ Allison L. Amorison
                                                        -----------------------
                                                            Allison L. Amorison
cc:     Jennifer Hardy
        Nathan Cheney
        Ryan Rohn
        Donald F. McAleenan